Exhibit 10.3

Cavium, Inc.

QLogic Corporation 2005 Performance Incentive Plan

(as assumed by Cavium, Inc. on August 16, 2016)

Restricted Stock Unit Award Grant Notice

Cavium, Inc. (the “Company”) hereby grants to Participant a Restricted Stock Unit Award (the “Award”) under the QLogic Corporation 2005 Performance Incentive Plan, as assumed by the Company on August 16, 2016, (the “Plan”) for the number of restricted stock units (the “RSUs”) set forth below.  This Award is subject to all of the terms and conditions set forth in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and in the Restricted Stock Unit Award Agreement (the “Agreement”) and the Plan, both of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of RSUs Subject to Award:

Vesting Schedule:	Subject to Section 2 of the Agreement, this Award will vest as follows: .
Issuance Schedule:

Subject to any change upon a capitalization adjustments, if any, as provided in Section 7.1 of the Plan, one share of Common Stock will be issued for each RSU that vests at the time set forth in Section 6 of the Agreement.

Mandatory Sale to Cover Withholding Taxes: As a condition for acceptance of this Award, to the fullest extent permitted under the Plan and applicable law, withholding taxes will be satisfied through the sale of a number of the shares subject to the Award as determined in accordance with Section 10 of the Award Agreement and the remittance of the cash proceeds to the Company. Under the Award Agreement, the Company is authorized and directed by the Participant to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the taxes required to be withheld. The mandatory sale of shares to cover withholding taxes is imposed by the Company on the Participant in connection with the receipt of this Award, and it is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to meet the requirements of Rule 10b5-1(c).

Additional Terms/Acknowledgements:  Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement, the Plan and the prospectus for the Plan.  Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements, promises and/or representations regarding this Award, with the exception, if applicable, of (i) any written employment, offer letter or severance agreement, or any written severance plan or policy specifying the terms that should govern this Award and (ii) the Company’s Stock Ownership Guidelines.  By accepting this Award, Participant consents to receive this Grant Notice, the Agreement, the Plan, the prospectus for the Plan and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.  Participant’s acceptance of this Award, and Participant’s acknowledgement and agreement with the terms set forth in this paragraph, will be evidenced by Participant’s signature below or by electronic acceptance or authentication in a form authorized by the Company.

Cavium, Inc.		Participant

By:
	Signature	Signature

Title:		Date:
Date:

Attachments:	Restricted Stock Unit Award Agreement, QLogic Corporation 2005 Performance Incentive Plan, Prospectus

Cavium, Inc.

QLogic Corporation 2005 Performance Incentive Plan

(as assumed by Cavium, Inc. on August 16, 2016)

Restricted Stock Unit Award Agreement

Pursuant to the accompanying Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”), Cavium, Inc. (the “Company”) has granted you a Restricted Stock Unit Award (the “Award”) under the QLogic Corporation 2005 Performance Incentive Plan (the “Plan”) for the number of restricted stock units (the “Restricted Stock Units”) set forth in the Grant Notice.  This Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”).  Capitalized terms not explicitly defined in this Agreement but defined in the Plan or the Grant Notice will have the same definitions as in the Plan or the Grant Notice.  Certain capitalized terms used in this Agreement are defined in Section 21 of this Agreement.

1. Grant of the Award.  This Award represents your right to be issued on a future date (as set forth in Section 6) one share of Common Stock for each Restricted Stock Unit subject to this Award that vests in accordance with the Grant Notice and this Agreement.  This Award was granted in consideration of your services to the Company or a Subsidiary thereof.

2. Vesting.  This Award will vest, if at all, in accordance with the vesting schedule set forth in the Grant Notice, provided that vesting will cease upon the termination of your continuous service with the Company or a Subsidiary thereof (“Continuous Service”).  Upon such termination of your Continuous Service, you will forfeit (at no cost to the Company) any Restricted Stock Units subject to this Award that have not vested as of the date of such termination and you will have no further right, title or interest in such Restricted Stock Units.  A change in the capacity of your employment or service (e.g., from employee to consultant) without a break in service will not constitute a termination of your Continuous Service for purposes of this Award.

3. Number of Restricted Stock Units and Shares of Common Stock.

(a) The number of Restricted Stock Units subject to this Award, as set forth in the Grant Notice, will be adjusted for capitalization adjustments, if any, as provided in Section 7.1 of the Plan.

(b) Any additional Restricted Stock Units and any shares of Common Stock, cash or other property that become subject to this Award pursuant to this Section 3 will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of issuance as applicable to the other Restricted Stock Units subject to this Award to which they relate.

(c) No fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3.  Any fractional shares that may be created by the adjustments referred to in this Section 3 will be rounded down to the nearest whole share.

4. Securities Law Compliance.  You will not be issued any shares of Common Stock in respect of this Award unless either (i) such shares are registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  This Award also must comply with all other applicable laws and regulations governing this Award, and you will not receive any shares of Common Stock in respect of this Award if the Company determines that such receipt would not be in material compliance with such laws and regulations.

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5. Transferability.  Except as otherwise provided in this Section 5, this Award is not transferable, except by will or by the laws of descent and distribution and prior to the time that shares of Common Stock in respect of this Award have been issued to you, you may not transfer, pledge, sell or otherwise dispose of any portion of the Restricted Stock Units or the shares of Common Stock in respect of this Award.  For example, you may not use any shares of Common Stock that may be issued in respect of this Award as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares.  This restriction on transfer will lapse upon issuance to you of the shares of Common Stock in respect of this Award.

(a) Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive any distribution of Common Stock or other consideration under this Award, pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss with the Company’s General Counsel the proposed terms of any such transfer prior to finalizing such domestic relations order, marital settlement agreement or other divorce or separation instrument to help ensure the required information is contained within the domestic relations order, marital settlement agreement or other divorce or separation instrument.

6. Date of Issuance.

(a) The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the withholding obligations set forth in this Agreement, in the event one or more Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above). The issuance date determined by this paragraph is referred to as the “Original Issuance Date”.

(b) If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established Company-approved 10b5-1 trading plan or pursuant to the mandatory “same day sale” commitment described in section 10(d) hereof), and

(ii) the Company decides, prior to the Original Issuance Date, (1) not to satisfy the Withholding Taxes by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (2) not to permit you to pay your Withholding Taxes in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(c) The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

7. Dividends. You will receive no benefit or adjustment to this Award with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan with respect to a capitalization adjustment.

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8. Restrictive Legends.  The shares of Common Stock issued in respect of this Award will be endorsed with appropriate legends, if any, as determined by the Company.

9. Award Not a Service Contract.  Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Subsidiary, or on the part of the Company or any Subsidiary to continue such service.  In addition, nothing in this Award will obligate the Company or a Subsidiary, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as an employee, director or consultant for the Company or a Subsidiary.

10. Withholding Taxes.

(a) On each vesting date, and on or before the time you receive a distribution of the shares underlying your Restricted Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Subsidiary that arise in connection with your Award (the “Withholding Taxes”). Specifically, pursuant to section 10(d), you have agreed to a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you have (except in the case of officers, as set forth below),  irrevocably agreed to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Taxes and whereby the FINRA Dealer committed to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Subsidiaries.  If, for any reason, such “same day  sale” commitment pursuant to section 10(d) does not result in sufficient proceeds to satisfy the Withholding Taxes, or you are an officer and have provided notice to the Company at least five business days prior to a vesting date of your election to opt out of the “same day sale” commitment under section 10(d) with respect to such vesting date, the Company or a Subsidiary may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or a Subsidiary; (ii) causing you to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company); or (iii) subject to the approval of the independent members of the Board, withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with your Restricted Stock Units with a Fair Market Value (measured as of the date shares of Common Stock are issued to you) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b) Unless the tax withholding obligations of the Company and/or any Subsidiary are satisfied, the Company shall have no obligation to deliver to you any Common Stock.

(c) In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

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(d) You hereby acknowledge and agree to the following:

i)	I hereby appoint E*Trade Financial Corporate Services as my agent (the “Agent”), and authorize the Agent, to:
(1)

Sell on the open market at the then prevailing market price(s), on my behalf, as soon as practicable on or after each date on which the Restricted Stock Units vest, the number (rounded up to the next whole number) of the shares of Common Stock to be delivered to me in connection with the vesting of those Restricted Stock Units sufficient to generate proceeds to cover (1) the Withholding Taxes that I am required to pay pursuant to the Plan and this Award Agreement as a result of the Restricted Stock Units vesting (or being issued, as applicable) and (2) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

(2)	Remit any remaining funds to me.
ii)	I hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock that must be sold pursuant to this Section 10(d).
iii)

I understand that the Agent may effect sales as provided in this Section 10(d) in one or more sales and that the average price for executions resulting from bunched orders will be assigned to my account. In addition, I acknowledge that it may not be possible to sell shares of Common Stock as provided by in this Section 10(d) due to (i) a legal or contractual restriction applicable to me or the Agent, (ii) a market disruption, or (iii) rules governing order execution priority on the national exchange where the Common Stock may be traded. In the event of the Agent’s inability to sell shares of Common Stock, I will continue to be responsible for the timely payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in this Section 10(d).

iv)

I acknowledge that regardless of any other term or condition of this Section 10(d), the Agent will not be liable to me for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

v)

I hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 10(d). The Agent is a third-party beneficiary of this Section 10(d).

vi)	This Section 10(d) shall terminate not later than the date on which all withholding taxes arising in connection with the vesting of my Award have been satisfied.
vii)

Officers may, on notice delivered five or more business days prior to a vesting date, opt out of the “same day sale” commitment under this section 10(d) with respect to such vesting date  provided alternate arrangements acceptable to the Company to satisfy the withholding taxes payable on such vesting date have been made, as described in section 10(a).

11. Tax Consequences.  The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award.  You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by accepting this Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

12. Notices.  Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to this Award or participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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13. Governing Plan Document.  This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  Except as otherwise expressly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the terms of the Plan, the terms of the Plan will control.

14. Other Documents.  You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares of Common Stock only during certain “window” periods in effect from time to time and the Company’s insider trading policy.

15. Effect on Other Employee Benefit Plans.  The value of this Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Subsidiary, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Subsidiary’s employee benefit plans.

16. Stockholder Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock to be issued pursuant to this Award until such shares are issued to you.  Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

17. Severability.  If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18. Amendment.  Any amendment to this Agreement must be in writing, signed by a duly authorized representative of the Company.  Notwithstanding anything in the Plan to the contrary, the Board reserves the right to amend this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, interpretation, ruling, or judicial decision.

19. Unsecured Obligation.  This Award is unfunded, and as a holder of vested Restricted Stock Units, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock or other property pursuant to this Agreement.

20. Compliance with Section 409A of the Code.  This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4).  However, if (i) this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, (ii) you are deemed by the Company at the time of your “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and (iii) any of the payments set forth herein are issuable upon such separation from service, then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to you prior to the earliest of (a) the date that is six months and one day after the date of such separation from service, (b) the date of your death, or (c) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 20 will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided herein.  Each installment of Restricted Stock Units that vests under this Award is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2).

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21. Definitions.  The following terms used in this Agreement have the following meanings:

(a) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) Unless otherwise provided by the Board, if the Common Stock is listed on any established stock exchange or traded on any established market, then the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value of a share of Common Stock will be the closing sales price for such stock on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value of a share of Common Stock will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

22. Miscellaneous.

(a) The rights and obligations of the Company under this Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Award.

(c) You acknowledge and agree that you have reviewed this Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Award, and fully understand all provisions of this Award.

(d) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*      *      *

This Restricted Stock Unit Award Agreement will be deemed to be accepted by you upon your acceptance of the Restricted Stock Unit Award Grant Notice to which it is attached.

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